Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Announces Operational and Financial Results for Fourth Quarter and Full Year 2024
Full Year 2024 vs. Full Year 2023:
Record Net Revenues: $134.9 million, a 7% increase
Patient Services Revenue: $80.4 million - Device Solutions Revenue: $54.5 million, increases of 5% and 11%
Adjusted EBITDA (non-GAAP): $25.3 million, a 13% increase
Record Operating Cash Flow: $20.5 million, an 82% increase

Rochester Hills, Michigan, March 4, 2025 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national healthcare service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the fourth quarter and full year ended December 31, 2024.
Fourth Quarter Overview:
•Net revenues totaled $33.8 million, an increase of 7% vs. prior year.
◦Patient Services net revenue was $20.8 million, an increase of 8% vs. prior year.
◦Device Solutions net revenue was $13.1 million, an increase of 4% vs. prior year.
•Gross profit was $18.2 million, an increase of 9% vs. prior year.
•Gross margin was 53.8%, an increase of 1.2% vs. prior year.
•Operating income was $2.6 million, an increase of 109% vs. prior year.
•Net income of $0.9 million, or $0.04 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $7.5 million, an increase of 22% vs. prior year.
•Adjusted EBITDA margin was 22.2%, an increase of 2.8% vs. prior year.
•Net cash provided by operations was $7.9 million, an increase of 70% vs. prior year.
Full Year Overview:
•Net revenues totaled $134.9 million, an increase of 7% vs. prior year.
◦Patient Services net revenue was $80.4 million, an increase of 5% vs. prior year.
◦Device Solutions net revenue was $54.5 million, an increase of 11% vs. prior year.
•Gross profit was $70.4 million, an increase of 12% vs. prior year.
•Gross margin was 52.2%, an increase of 2.0% vs. prior year.
•Operating income was $6.9 million, an increase of 69% vs. prior year.
•Net income of $2.3 million, an increase of $1.5 million vs. prior year.
•Earnings per share of $0.11 per diluted share vs. $0.04 per diluted share in the prior year.
•Adjusted EBITDA was $25.3 million, an increase of 13% vs. prior year.
•Adjusted EBITDA margin was 18.8%, an increase of 1.0% vs. prior year.

•Net cash provided by operations was $20.5 million, an increase of 82% vs. prior year.
•Company liquidity totaled $51.4 million, as of December 31, 2024.
Management Discussion

Richard DiIorio, Chief Executive Officer of InfuSystem, said, “Our financial results in 2024 came in consistent with our plan. At the start of the year, we announced that after a strong growth year in 2023, our priority in 2024 would be continuous process improvements that would increase our operating margins and long-term profit potential. We can report that we delivered on that priority. Compared to the prior year gross margins improved by 2% to 52.2%, operating income increased by 69% to $6.9 million, and Adjusted EBITDA rose 13% to $25.3 million. The Adjusted EBITDA margin percentage was 18.8% representing a 1.0% improvement over 2023, in line with our guidance even with the inclusion of $735 thousand of technology systems upgrade costs that were not included in our original forecast for the year.”

“Our revenue growth for the full year 2024 was 7.2%, taking us to $134.9 million", continued Mr. DiIorio. “That result was slightly below expectations and due to delays in onboarding a new wound care initiative as we paused to improve our referral processes with some new partners. Away from the effects of that delay, we saw growth across the board last year, with oncology and pain management growing by 6.1% and 14.7%, respectively. In our Device Solutions unit, equipment rentals grew by 13.5%, equipment sales by 20.6%, driven by a large one-time transaction in the third quarter, and biomed grew by 6.7%.”

“Prospects for continuing and future growth were improved in 2024 with new customer relationships in both wound care and biomedical services and new products that leverage core strengths in our existing markets. As we previously reported, during 2024 we entered into a new distribution agreement with Smith+Nephew, a global leader in medical technology. This collaboration expands our portfolio of medical equipment and increases our opportunities in wound care. Another accomplishment was the previously reported execution of an exclusive United States distribution agreement with ChemoMouthpiece, LLC (“ChemoMouthpiece”) through SI Healthcare Technologies, LLC, our joint venture with Sanara MedTech Inc. The ChemoMouthpiece is an oral cryotherapy device, bringing potential relief to thousands of cancer patients suffering from oral mucositis."

“In addition to the significant new growth potential as we transition our business beyond oncology to broader device solutions, we are excited by the rapidly increasing capital efficiency of our business. This is being driven by both by the lower capital spending requirements of continuing growth in wound care and biomed, and by the steadily improving utilization rates of our device fleet. The net benefit is rising free cash flows that allowed for significant debt repayments bringing net debt at the end of 2024 down by approximately $5 million from the prior year. In addition, the Company executed stock repurchases totaling $1.2 million during fiscal 2024 and in the first quarter of 2025, we executed a block purchase of approximately $2.4 million,” concluded Mr. DiIorio.

“As we look to 2025, we are expecting revenue growth to come in between 8% to 10% and our Adjusted EBITDA to increase at a faster rate, again demonstrate the leverage in our business. This will take our Adjusted EBITDA margin above the 18.8% delivered in 2024. This is inclusive of the impact of costs related to our ongoing information technology systems upgrade, for which expenses are expected to be approximately $2.5 million in 2025. Without the impact of this program, which is expected to be largely completed this year, our outlook for 2025 would be for Adjusted EBITDA margins above 20%. Our business is generally subject to a seasonal cycle, particularly with respect to certain expenses incurred in the first quarter, which results in materially lower Adjusted EBITDA and cash flow numbers relative to the subsequent three quarters. Sequential revenue growth is also generally less in the first quarter, due in part to the annual resetting of patient insurance deductibles. We will look to update and refine our guidance as we move throughout the year,” concluded Mr. DiIorio.
2024 Fourth Quarter Financial Review
Net revenues for the quarter ended December 31, 2024 were $33.8 million, an increase of $2.1 million, or 7%, compared to $31.8 million for the quarter ended December 31, 2023. The increase was attributable to both the Patient Services and Device Solutions Segments.
Patient Services net revenue of $20.8 million increased $1.6 million, or 8%, during the fourth quarter of 2024 as compared to the same prior year period. This increase was primarily attributable to additional treatment volume totaling $1.8 million offset partially by lower revenue from sales-type leases of NPWT pumps. The improved volume increases benefited the Oncology revenue by $0.9 million, or 5%, Pain Management revenue by $0.3 million, or 28%, and Wound Care treatment revenue by $0.5 million, or 449%, compared to the same prior year period.
Device Solutions net revenue of $13.1 million increased $0.5 million, or 4%, during the fourth quarter of 2024 as compared to the prior year period. This increase included higher rental and disposable medical supplies revenue of $1.0 million and $0.1 million, respectively, representing increases of 22% and 5.6%, respectively. These increases were partially offset by lower biomedical services revenue, which decreased by $0.5 million, or 12.9%. The increases in rental revenue and disposables are mainly attributable to new customers added during 2024. The lower Biomedical services partially reflected down time related to the holidays and large project timing.
Gross profit for the fourth quarter of 2024 of $18.2 million increased $1.5 million, or 9%, from $16.7 million for the fourth quarter of 2023. The increase was driven by the increase in net revenues and by a higher gross profit as a percentage of net revenue (i.e., gross margin). Gross margin was 53.8% during the fourth quarter of 2024 as compared to 52.6% during the same prior year period, an increase of 1.2%. Gross profit increased in both the Patient Services and Device Solutions segments. Gross margin increased in the Device Solutions segment, but was lower in the Patient Services segment.
Patient Services gross profit was $13.4 million during the fourth quarter of 2024, representing an increase of $0.8 million compared to the same prior year period. The improvement reflected an increase in net revenues offset partially by a lower gross margin, which decreased from the same prior year period by 1.0% to 64.6%. The lower gross margin was the result of unfavorable product mix favoring lower margin therapies and higher device maintenance expenses.
Device Solutions gross profit during the fourth quarter of 2024 was $4.8 million, representing an increase of $0.7 million, or 16%, compared to the same prior year period. This increase was due to higher net revenue and higher gross margin. The Device Solutions gross margin was 36.7% during the current quarter, which was 3.9% higher than the prior year. This increase was due to a favorable product mix favoring higher margin rental revenues.
Selling and marketing expenses for the fourth quarter of 2024 were $2.1 million, representing a decrease of $1.6 million, or 42%, as compared to the fourth quarter of 2023. Selling and marketing expenses as a percentage of net revenues during 2024 was 6.3% representing a decrease of 5.4% compared to the prior year period. This decrease was mainly attributable to a reduction in sales commissions and a reduction in sales team members. Lower commission rates reflected the slower sales growth in 2024 as compared to 2023.
General and administrative (“G&A”) expenses for the fourth quarter of 2024 were $13.2 million, an increase of 15% from $11.5 million for the fourth quarter of 2023. The increase of $1.7 million included $0.4 million of expenses not incurred in 2023 related to a project to upgrade the Company's information technology and business applications and an increase in management short-term incentive bonus expense of $0.4 million. Other increased expenses totaling $0.9 million were associated with revenue volume growth including the cost of additional personnel, information technology and general business expenses and included inflationary increases. General and administrative expenses as a percentage of net revenues increased by 2.8% to 39.0% compared to 36.2% in the prior year period.
Net income for the fourth quarter of 2024 was $0.9 million, or $0.04 per diluted share, compared to $0.1 million, or $0.00 per diluted share for the fourth quarter of 2023.
Adjusted EBITDA, a non-GAAP measure, for the fourth quarter of 2024 was $7.5 million, or 22.2% of net revenue, and increased by $1.3 million, or 21.9%, compared to Adjusted EBITDA for the same prior year quarter of $6.2 million, or 19.4% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the year ended December 31, 2024, operating cash flow increased to $20.5 million, a $9.2 million or 82% increase as compared to operating cash flow during the same prior year period. The increase was primarily due to lower working capital levels and higher operating margins during the period.

Capital expenditures, which include purchases of medical devices, totaled $17.8 million during the year ended December 31, 2024, which was $6.7 million, or 60%, higher than the amount purchased during 2023. This increase reflected the revenue growth during 2024, which favored products, such as Oncology, Pain Management and Rental revenues, that require the purchase of medical devices. Offsetting capital expenditures were proceeds from the sale of medical equipment totaling $4.6 million during 2024 and $4.4 million during 2023.

As of December 31, 2024, available liquidity for the Company totaled $51.4 million and consisted of $50.9 million in available borrowing capacity under the new revolving line of credit plus cash and cash equivalents of $0.5 million. Net debt, a non-GAAP measure (calculated as total debt of $23.9 million less cash and cash equivalents of $0.5 million) as of December 31, 2024 was $23.3 million representing a decrease of $5.5 million as compared to net debt of $28.9 million as of December 31, 2023 (calculated as total debt of $29.1 million less cash and cash equivalents of $0.2 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 0.92 to 1.00 (calculated as net debt of $23.3 million divided by Adjusted EBITDA of $25.3 million). We maintain a low balance of cash in our bank accounts to achieve maximum cash efficiency due to the fact that our bank debt is an all-revolver facility which allows us to use any excess operating cash to pay down our revolving lines each day.
Fiscal Year 2025 Guidance

InfuSystem is providing annual guidance for the full year 2025 with net revenue growth estimated to be in the 8% to 10% range. We are also forecasting Adjusted EBITDA margin (non-GAAP) to be in the high-teens, exceeding the Company's margin of 18.8% in 2024, this despite the planned continued investment in the Company's information technology systems. The Company intends to update its annual guidance throughout the year.

The full year 2025 guidance reflects management’s current expectation for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2023, filed on April 10, 2024. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on March 4, 2025, at 9:00 a.m. Eastern Time to discuss its fourth quarter and full year 2024 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, replay access code 9301008, through Tuesday, March 11, 2025.
Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American:INFU), is a leading national healthcare service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing last-mile solutions for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s annual report on Form 10-K for the year ended December 31, 2024 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of disruptions caused by public health emergencies or extreme weather or other climate change-related events, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate any material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent Annual Report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.
FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except share and per share data)	2024	2023	2024	2023

Net revenues	$33,848	$31,771	$134,861	$125,785
Cost of revenues	15,632	15,060	64,458	62,676
Gross profit	18,216	16,711	70,403	63,109

Selling, general and administrative expenses:
Amortization of intangibles	248	247	991	990
Selling and marketing	2,139	3,717	11,312	12,654
General and administrative	13,213	11,497	51,209	45,377

Total selling, general and administrative	15,600	15,461	63,512	59,021

Operating income	2,616	1,250	6,891	4,088
Other expense:
Interest expense	(361)	(503)	(1,777)	(2,170)
Other income (expense)	9	(20)	(55)	(67)

Income before income taxes	2,264	727	5,059	1,851
Provision for income taxes	(1,331)	(655)	(2,714)	(979)
Net income	$933	$72	$2,345	$872
Net income per share
Basic	$0.04	$—	$0.11	$0.04
Diluted	$0.04	$—	$0.11	$0.04
Weighted average shares outstanding:
Basic	21,270,864	21,189,579	21,271,608	21,024,382
Diluted	21,736,178	21,758,959	21,707,151	21,646,079

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended December 31,		Better/ (Worse)
(in thousands)	2024	2023

Net revenues:
Patient Services	$20,761	$19,159	$1,602
Device Solutions (inclusive of inter-segment revenues)	14,894	14,284	610
Less: elimination of inter-segment revenues	(1,807)	(1,672)	(135)
Total	33,848	31,771	2,077
Gross profit (inclusive of certain inter-segment allocations) (a):
Patient Services	13,414	12,577	837
Device Solutions	4,802	4,134	668
Total	$18,216	$16,711	$1,505
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Years Ended December 31,		Better/ (Worse)
(in thousands)	2024	2023

Net revenues:
Patient Services	$80,378	$76,541	$3,837
Device Solutions (inclusive of inter-segment revenues)	61,737	55,825	5,912
Less: elimination of inter-segment revenues	(7,254)	(6,581)	(673)
Total	134,861	125,785	9,076
Gross profit (inclusive of certain inter-segment allocations) (a):
Patient Services	52,842	47,800	5,042
Device Solutions	17,561	15,309	2,252
Total	$70,403	$63,109	$7,294
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2024	2023	2024	2023

GAAP net income	$933	$72	$2,345	$872
Adjustments:
Interest expense	361	503	1,777	2,170
Income tax provision	1,331	655	2,714	979
Depreciation	3,173	2,897	11,508	11,518
Amortization	248	247	991	990

Non-GAAP EBITDA	$6,046	$4,374	$19,335	$16,529

Stock compensation costs	1,184	1,275	4,460	4,074
Medical equipment reserve (1)	205	428	573	1,501
Management reorganization/transition costs	—	—	108	72
Cooperation Agreement payment and associated legal expenses	—	16	649	16
Certain other non-recurring costs	66	60	175	174

Non-GAAP Adjusted EBITDA	$7,501	$6,153	$25,300	$22,366

GAAP Net Revenues	$33,848	$31,771	$134,861	$125,785
Net Income Margin (2)	2.8%	0.2%	1.7%	0.7%
Non-GAAP Adjusted EBITDA Margin (3)	22.2%	19.4%	18.8%	17.8%
Business Application ("ERP") Upgrade Investment (4)	$440	—	$735	—
(1)Amounts represent a non-cash expense recorded to adjust the reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Net Income Margin is defined as GAAP Net Income as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.
(4)Represents expenses associated with a project to upgrade the Company's information technology and business applications including a replacement of our main enterprise resource planning ("ERP") application. The project was launched during the second quarter of 2024 and is expected to be completed during the first quarter of 2026. Amounts are included in GAAP net income and have not been added back in the measurement of Non-GAAP Adjusted EBITDA.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	December 31, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$527	$231
Accounts receivable, net	21,155	19,830
Inventories, net	6,528	6,402
Other current assets	3,955	4,157

Total current assets	32,165	30,620
Medical equipment for sale or rental	3,157	3,049
Medical equipment in rental service, net of accumulated depreciation	39,175	34,928
Property & equipment, net of accumulated depreciation	4,030	4,321
Goodwill	3,710	3,710
Intangible assets, net	6,456	7,446
Operating lease right of use assets	5,374	6,703
Deferred income taxes	7,188	9,115
Derivative financial instruments	1,481	1,442
Other assets	878	1,581

Total assets	$103,614	$102,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,848	$8,009
Other current liabilities	7,813	7,704

Total current liabilities	17,661	15,713
Long-term debt, net of current portion	23,864	29,101
Operating lease liabilities, net of current portion	4,560	5,799

Total liabilities	46,085	50,613

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 21,272,351 shares issued and outstanding as of December 31, 2024, and 21,196,851 shares issued and outstanding as of December 31, 2023	2	2
Additional paid-in capital	113,868	109,837
Accumulated other comprehensive income	1,119	1,088
Retained deficit	(57,460)	(58,625)

Total stockholders’ equity	57,529	52,302

Total liabilities and stockholders’ equity	$103,614	$102,915

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended December 31,
(in thousands)	2024	2023

OPERATING ACTIVITIES
Net income	$2,345	$872
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	(167)	(261)
Depreciation	11,508	11,518
Loss on disposal of and reserve adjustments for medical equipment	942	1,726
Gain on sale of medical equipment	(2,268)	(2,887)
Amortization of intangible assets	991	990
Amortization of deferred debt issuance costs	78	120
Stock-based compensation	4,460	4,074
Deferred income taxes	1,918	633
Changes in assets - (increase)/decrease:
Accounts receivable	(701)	(2,363)
Inventories	(126)	(1,581)
Other current assets	202	(1,235)
Other assets	1,953	(2,798)
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(676)	2,415
NET CASH PROVIDED BY OPERATING ACTIVITIES	20,459	11,223

INVESTING ACTIVITIES
Purchase of medical equipment	(16,741)	(10,093)
Purchase of property and equipment	(1,092)	(1,024)
Proceeds from sale of medical equipment, property and equipment	4,594	4,383
NET CASH USED IN INVESTING ACTIVITIES	(13,239)	(6,734)

FINANCING ACTIVITIES
Principal payments on long-term debt	(56,113)	(55,499)
Cash proceeds from long-term debt	50,798	51,552
Debt issuance costs	—	(229)
Common stock repurchased as part of share repurchase program	(1,180)	(153)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(816)	(1,158)
Cash proceeds from exercise of options and ESPP	387	1,064
NET CASH USED IN FINANCING ACTIVITIES	(6,924)	(4,423)

Net change in cash and cash equivalents	296	66
Cash and cash equivalents, beginning of period	231	165
Cash and cash equivalents, end of period	$527	$231